Exhibit 10.22

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT by and between Bellerophon Therapeutics LLC (the “Parent”), Bellerophon Services, Inc. (the “Company”) and Jonathan M. Peacock (the “Executive”), dated as of June 20, 2014 (this “Agreement”).

WHEREAS, the Company desires to employ the Executive as its Chairman and Chief Executive Officer and the Parent desires that the Executive serve as its Chairman and Chief Executive Officer, and the Company and the Parent wish to acquire and be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as its Chairman and Chief Executive Officer of the Company and to serve as the Parent’s Chairman and Chief Executive Officer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Employment Period.  The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on June 20, 2014 (the “Effective Date”), and continuing until terminated in accordance with the terms of Section 4 hereof (the “Employment Period”).

2.                                      Position and Duties.

(a)                                 During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of the Parent and the Company, with such duties and responsibilities as are customarily assigned to such position or specified in the Parent’s or the Company’s by-laws (as applicable), and such other duties and responsibilities not inconsistent therewith as may be assigned to the Executive from time to time by the respective Boards of Directors of Parent and the Company (respectively, the “Parent Board” and the “Company Board”).  In such capacity, the Executive shall report to the Parent Board.  During the Employment Period, the Executive shall serve as a member of each of the Parent Board and the Company Board.

(b)                                 During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business time and efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently.  During the Employment Period, the Executive shall not be engaged in any other business activity without the prior written consent of the Company except for time spent in managing his personal, financial, charitable and legal affairs, in each case only if, and to the extent that, such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder or otherwise result in a breach of this Agreement. Notwithstanding the foregoing, the Company agrees that the Executive may continue to serve on the Board of Directors of Kite Pharma and as Trustee of the Natural History Museum of Los Angeles.

(c)                                  The Executive’s services hereunder shall be performed at the Company’s Hampton, New Jersey headquarters, subject to such business travel as may be required from time to time.

3.                                      Compensation.

(a)                                 Base Salary.  During the Employment Period, the Executive shall receive a base salary (such base salary, as it may be increased from time to time hereunder, the “Annual Base Salary”) at the annual rate of $400,000.  The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable taxes and withholding.  During the Employment Period, the Annual Base Salary shall be reviewed for possible merit increases at least annually but shall not be reduced during the Employment Period.

(b)                                 Annual Bonus.  For each calendar year ending during the Employment Period, the Executive shall be eligible to earn an annual cash bonus payable in accordance with the terms of the Company’s management incentive program, to be established and implemented in consultation with the Executive, at a target of 100% of Annual Base Salary, or such higher level established by the Company from time to time (the “Annual Bonus”).  Notwithstanding the foregoing, the Executive’s Annual Bonus for calendar year 2014 shall be a pro-rated portion of the Annual Bonus based on the number of days actually worked in 2014.

(c)                                  Stock Option Grant.  At the first meeting of the Parent Board on or after the Effective Date, the Executive shall be granted an option to purchase a number of non-voting units of the Parent representing 5% of the fully diluted equity of the Parent as of the date of grant (the “Option”).  The Option shall have an exercise price per unit equal to the fair market value of a unit on the date of grant (subject to adjustment for any stock splits, dividends paid in stock, reverse stock splits, or similar events affecting the units), which shall be determined by the Parent Board promptly following receipt of a valuation report by a third-party valuation firm, (ii) have an exercise period of 10 years, (iii) shall vest in five (5) equal annual 20% installments with the first installment vesting on the Effective Date, and the remaining installments vesting on each anniversary of the Effective Date, and (iv) include 100% accelerated vesting in the event of a Change in Control (as defined below). For purposes of this Agreement, a “Change in Control” shall have occurred if, after the Effective Date, (A) any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including a “group” as defined or described in Section 13(d) of the Exchange Act) (other than any Person that includes New Mountain Partners II (AIV-A), L.P., a Delaware limited partnership, New Mountain Affiliated Investors II, L.P., a Delaware limited partnership, or Allegheny New Mountain Partners, L.P., a Delaware limited partnership (collectively the “NMP Entities”) or any of their affiliates (any such Person, an “Excluded Person”)), is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the voting equity interests of the Parent, or (B) the Parent sells in a single transaction or series of related transactions all or substantially all of its assets (including equity interests in any subsidiaries of affiliates) to any Person other than an Excluded Person; and provided, that, for avoidance of doubt, an initial public offering of securities of the Parent (or any successor of Parent) shall not constitute a Change in Control for purposes of this Agreement.

(d)                                 Benefits.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be provided with such employee benefits, and under the same terms, as are provided by the Company from time to time to its senior executives.  The Company reserves the right to modify or terminate its benefits plans generally for employees.

(e)                                  Vacation.  During each year of the Employment Period, the Executive shall be entitled to paid vacation consistent with the Company’s practices, policies and programs for its senior executives; provided that the Executive shall be entitled to no less than four (4) weeks of paid vacation during each year of the Employment Period.

(f)                                   Relocation Expenses. The Company shall reimburse the Executive for reasonable and documented moving expenses, if any, incurred in connection with his relocation, up to a maximum of $50,000 in the aggregate. In addition, the cost associated with any temporary living expenses incurred during the three (3) month period commencing on the Effective Date, up to a maximum of $50,000 in the aggregate, will be reimbursed separately and in addition to the amount set forth in the first sentence of this Section 3(f).  Any expense reimbursement pursuant to this Section 3(f) shall be “grossed up” to compensate the Executive in full for taxes incurred on such reimbursement. Any reimbursements pursuant to this Section 3(f), together with the gross-up amount, shall be paid to the Executive on or before March 15, 2015.

(g)                                  Business and Entertainment Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement; provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(h)                                 Legal Expenses.  The Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred by the Executive in connection with the review of this Agreement, up to a maximum of $15,000 to be paid to the Executive within sixty (60) days of the Effective Date.

4.                                      Termination of Employment.

(a)                                 Death or Disability.  The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term.  The Company shall, to the full extent permitted by law, be entitled to terminate the Executive’s employment because of the Executive’s “Disability” (as herein defined) during the Term.  “Disability” means the permanent disability of the Executive in accordance with the long-term disability plan of the Company applicable to the Executive.

(b)                                 By the Company.  The Company may terminate the Executive’s employment hereunder for Cause or without Cause.  For purposes of this Agreement, the term “Cause” shall be defined as:  (A) disloyalty or dishonesty which results or is intended to result in personal enrichment to the Executive at the material expense of the Company or any of its subsidiaries (including, without limitation, fraud, embezzlement or dishonesty or breach of business ethics); (B) fraudulent conduct in connection with the business or affairs of the Company or any of its subsidiaries; (C) conviction of a felony or any crime involving moral turpitude (or entering into a plea of nolo contendere with respect to such crime); (D) gross misconduct that materially and adversely affects the Company; (E) any breach or intended breach of any Company policies or procedures as in effect from time to time, in each case constituting a material violation of such policies or procedures, and in each case causing material harm to the Company; or (F) failure by the Executive to provide thirty (30) days advance written notice of resignation without Good Reason (defined below); provided that in the case of Subsection (E) of this Section 4(b), the Company shall give written notice to the Executive within ninety (90) days of the Company’s knowledge of any event triggering this Subsection (E) (“Notice of Termination for Cause”), which notice shall set out in detail the ways in which the Executive has materially breached or expressed an intent to breach materially a Company policy or procedure in such a way as to cause the Company material harm, and the Executive shall have failed to cure such breach within thirty (30) days of the date the Executive receives the Notice of Termination for Cause; and provided further that with respect to the Executive’s violation of Subsection (E) of this Section 4(b), the Executive shall have only one (1) opportunity to cure such failure and thereafter may be terminated immediately in connection with subsequent violations of Subsection (E) of this Section 4(b).

(c)                                  By the Executive.  The Executive may terminate the Executive’s employment hereunder for Good Reason or other than for Good Reason upon thirty (30) days’ notice.  For purposes of this Agreement, “Good Reason” means that the Company has engaged in any of the following without the Executive’s consent:

A.                                                            any material and adverse change in the Executive’s position, title or status, any change in the Executive’s job duties, authority or responsibilities to those of lesser status, any obligation that the Executive report other than to the Parent Board, the Company Board or the lead director or Chairman of either of the boards, or the Executive’s removal from either the Parent Board or the Company Board;

B.                                                            any material and adverse breach of this Agreement by the Company; provided, that any failure of a successor to assume and agree to perform under this Agreement required by Section 7(c) shall be deemed to be a material and adverse breach of this Agreement by the Company;

C.                                                            relocation of the Company’s headquarters more than fifty (50) miles from its present location or transfer of the Executive to any location more than fifty (50) miles from the location of the current headquarters; or

D.                                                            any material and adverse change in the Executive’s compensation or benefits.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth the conduct of the Company that constitutes Good Reason, within ninety (90) days of the first date on which the Executive has knowledge of such conduct.  The Executive shall further provide the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct.  Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(d)                                 No Waiver.  The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(e)                                  Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the date on which the Executive is designated as having a Disability, or the date on which the termination of the Executive’s employment by the Company or by the Executive is effective.

5.                                      Obligations of the Company upon Termination.

(a)                                 Termination Other Than for Cause; Resignation for Good Reason.  If either (A) the Company terminates the Executive’s employment, for any reason other than for Cause, death or Disability, or (B) the Executive terminates his employment for Good Reason, then the Company shall pay the amounts and provide the benefits, subject to and in accordance with Section 5(d) hereof, in each case as set forth in Sections 5(a)A-D below.

A.                                                            The Executive’s earned and accrued but unpaid cash compensation, in the form of a lump-sum payment, to be paid not later than the regularly scheduled pay period next following the Date of Termination, which shall equal the sum of (i) any portion of the Executive’s Annual Base Salary earned through the Date of Termination that has not yet been paid, (ii) any unpaid Annual Bonus that was earned by the Executive and declared due and owing by the Company, (iii) any accrued but unpaid vacation time, in each case subject to applicable taxes and withholding, and (iv) any incurred and unreimbursed expenses through the Date of Termination pursuant to Sections 3(f)-(h) (the amounts set forth in sub clauses (i)-(iv) constitute the “Accrued Obligations”).  The Company shall also provide the Executive with any other benefits (other than severance benefits) to which the Executive is entitled under the Company’s benefit plans and arrangements as and when due under such plans and arrangements (the “Accrued Benefits”).

B.                                                            A pro rata portion of the Executive’s Annual Bonus in the form of a lump-sum payment, which shall equal the sum of the Executive’s Annual Bonus at target for the year in which Termination occurs, multiplied by the number equal to the sum of any partial and full months worked by the Executive in the year of termination, divided by the number twelve (12) (the “Pro Rata Bonus”).

C.                                                            Payments, payable in accordance with the Company’s standard monthly payroll practices and subject to withholding and taxes of an amount equal to the sum of one and one half (1.5) times the sum of (i) the Executive’s Annual Base Salary and (ii) the greater of the Annual Bonus at the target level and the actual Annual Bonus most recently paid to the Executive, determined on a monthly basis, for a period of eighteen (18) months from the Date of Termination (the “Salary Continuation Severance Payments”).

D.                                                            For eighteen (18) months from the Date of Termination, and subject to the Executive electing COBRA continuation coverage, the Company shall provide the Executive with medical, dental and vision benefits at active-employee rates (the “Health Benefit”).  In the event the Company’s payment under this Section 5(a)(D) would violate the nondiscrimination rules of the Patient Protection and Affordable Care Act (“PPACA”), the parties agree to reform this provision to comply with the PPACA while maintaining the intended economic benefit to the Executive.

(b)                                 Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump-sum payment (subject to applicable taxes and withholding) not later than the next regularly scheduled pay period following the Date of Termination, and, following the Date of Termination, the Company shall provide the Executive with the Accrued Benefits as and when due.

(c)                                  Cause; Resignation other than for Good Reason.  If the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason, the Company shall pay the Executive, in a lump-sum payment (subject to applicable taxes and withholding) not later than the next regularly scheduled pay period following the Date of Termination, the Accrued Obligations, and, following the Date of Termination, the Company shall provide the Executive with the Accrued Benefits as and when due.

(d)                                 Timing of Severance Payments and Benefits.

The Company’s obligations to make the payments, or otherwise perform, as set forth in Sections 5(a)(B)-(D), shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 6 and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims against the Company and its affiliates in the form attached hereto as Exhibit A (the “Release”) within forty-five (45) days after the Executive’s Date of Termination.

The payments and benefits described in Sections 5(a)(B)-(D) shall be made, provided, or commenced, as applicable, promptly after the Date of Termination, provided that the Executive has executed and delivered the Release, and the Release has become irrevocable by such date.

If no stock of the Company is publicly traded on an established securities market or otherwise on the Date of Termination, the payments and benefits described in Sections 5(a)(B)-(D) shall be made, provided, or commenced, as applicable, on the forty-fifth (45th) day after the Date of Termination.  If stock of the Company is publicly traded on an established securities market or otherwise on the Date of Termination, the payments and benefits described in Sections 5(a)(B)-(D) shall be made, provided, or commenced, as applicable, upon the day following the day that is six (6) months after the Date of Termination unless such payments can be made, provided, or commence on the 45th day after the Date of Termination without violating Section 409A (as defined below).

The payments described in Sections 5(a)(B)-(D) shall constitute the exclusive payments in the nature of severance which shall be due to the Executive upon a termination of employment as described in Section 5(a), and shall be in lieu of any other such payments under any severance plan, program, policy or other severance arrangement of the Company or any affiliate.  The Executive shall have no obligation to mitigate any amounts payable or arrangements made under any provision of this Agreement, whether by seeking employment or otherwise.

If the Executive dies during the period between the Date of Termination and the date on which the payments and benefits described in Section 5(b) are due to be paid, all such payments and benefits shall be paid to the personal representative of the Executive’s estate.

(e)                                  Separate Payments.  The Pro Rata Bonus, each of the Salary Continuation Severance Payments and each monthly provision of the Health Benefit are each intended to be separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance of the Department of the Treasury and the Internal Revenue Service thereunder (together, “Section 409A”).

(f)                                   Section 409A; Indemnification by the Company. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (A) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.  If and to the extent necessary to comply with Section 409A, references to the Date of Termination shall mean the date of the Executive’s “separation from service,” as defined in Section 409A, from the Company.  The Company shall defend, indemnify, and hold the Executive harmless from and against any liabilities the Executive may incur by virtue of the applicability of Section 409A to any payments made pursuant to this Agreement.

(g)                                  Taxes and Withholding.  All payments and benefits to be made or otherwise provided to the Executive hereunder shall be subject to applicable taxes and withholding.

6.                                      Confidential Information; Noncompetition; Work Product.  The Executive acknowledges that his employment by the Company will, throughout the Employment Period bring him into close contact with the confidential affairs of the Company and its affiliates, including information about their client and customer lists and information concerning proprietary manufacturing formulations and processes, costs, profits, real estate, markets, sales, products, key personnel, pricing policies, operational methods, patents, research and development, technical processes, and other business affairs and methods, plans for future product development, business development opportunities and strategies and other information not readily available to the public.  The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  The Executive further acknowledges that the business of the Company and its subsidiaries is international in scope, that their products are marketed throughout the world, that the Company and its subsidiaries competes in nearly all of their business activities with other entities that are or could be located in nearly any part of the world and that the nature of the Executive’s services, position and expertise are such that he is capable of competing with the Company and its subsidiaries from nearly any location in the world. In recognition of the foregoing, the Executive covenants and agrees:

(a)                                 The Executive, at all times during the Employment Period and thereafter, shall hold in a fiduciary capacity for the benefit of the Company all secret, trade, proprietary or confidential information, knowledge or data relating to the Company or any of its affiliated companies and shareholders, and their respective businesses, that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 6(a)) (“Confidential Information”).  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.  The Executive shall deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any other time the Company may so request, at the Company’s expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company and which the Executive may then possess or have under the Executive’s control.

(b)                                 During the “Noncompetition Period,” the Executive shall not, without the prior written consent of the Parent Board, engage in or become associated with a “Competitive Activity.”  For purposes of this Section 6: (i) the “Noncompetition Period” means the period commencing on the Effective Date and ending on the eighteen-month anniversary of the date upon which the Executive’s employment with the Company is terminated for any reason; (ii) a “Competitive Activity” means any business or other endeavor that engages in clinical or pre-clinical research or development, manufacturing, marketing, sales, or commercialization of products or services that directly or indirectly compete with, or are a therapeutic alternative to, either (x) the products of, or services engaged in by, the Parent or any of its subsidiaries at the Date of Termination in any geographic location in the United States, or (y) the products proposed to be developed or commercialized, or services proposed to be engaged in, by the Parent or any of its subsidiaries at the Date of Termination in any geographic location in the United States, provided that, “products” as used in clauses (x) and (y) shall apply only to products under Phase 1 development or later. Notwithstanding the foregoing, the Executive shall not be engaged in a Competitive Activity if he is providing services to a division or subsidiary of a multi-division entity or holding company, so long as no division or subsidiary to which the Executive provides services is in competition with the Parent or its subsidiaries or affiliates, and the Executive does not otherwise engage in a Competitive Activity on behalf of the multi-division entity or any competing division or subsidiary; and (iii) the Executive shall be considered to have become “associated with a Competitive Activity” if the Executive becomes directly or indirectly involved as an owner, investor (other than a passive stockholder of less than five percent (5%) of a corporation the securities of which are traded on a national securities exchange), employee, officer, director, consultant, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged or is formed to engage directly or indirectly in a Competitive Activity.

(c)                                  During the Noncompetition Period, the Executive shall not, on his own behalf or on behalf of any other person, firm or entity (x) directly or indirectly solicit, induce or attempt to solicit or induce any employee of the Parent or any of its subsidiaries to terminate his employment with the Parent or any of its subsidiaries, or to provide any assistance whatsoever to any person, firm or entity engaged in a Competitive Activity, or (y) directly or indirectly induce any business, entity or person with which the Parent or any of their subsidiaries or affiliates has a business relationship to terminate or alter such business relationship.

(d)                                 In addition to such other rights and remedies as the Parent or the Company may have at equity or in law with respect to any breach of this Agreement, if the Executive commits a material breach of any of the provisions of Section 6, the Parent or the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction (without any obligation to post a bond or other security); it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Parent or the Company and that money damages alone will not provide an adequate remedy to the Parent or the Company.

(e)                                  The Executive acknowledges that during the Employment Period, the Executive may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, computer programs and software material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to the Executive by reason of the Executive’s employment by the Company.  The Executive acknowledges that all of the foregoing shall be owned by and belong exclusively to the Company and that the Executive shall have no personal interest therein; provided that they are either related in any manner to the business (commercial, clinical or experimental) of the Company or any of its subsidiaries, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to the Executive for the possible interest or participation of the Company or any of its subsidiaries.  The Executive shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Executive’s inventorship or creation in any appropriate case.  The Executive agrees that the Executive will not assert any rights to any Work Product or business opportunity as having been made or acquired by the Executive prior to the date of this Agreement except for Work Product disclosed on Exhibit B to this Agreement (for the avoidance of doubt, Exhibit B excludes any of the Executive’s investments as of the date hereof in companies or entities that as of the date hereof own or have rights to certain Work Product which Work Product does not belong to the Company and is not being assigned hereunder).

(f)                                   The Executive acknowledges and agrees that the provisions of this Section 6 are necessary to protect the business operations and affairs of the Parent, the Company and their respective subsidiaries. The Executive understands that the restrictions set forth in this Agreement may limit his ability to earn a livelihood in a business similar that of the Parent or the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company to justify clearly such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from earning a livelihood.

7.                                      Successors.

(a)                                 This Agreement is personal to the Executive and, without the prior written consent of the Company and the Parent, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Parent, the Company and their respective successors and assigns, and may be assigned by Parent or the Company in connection with any sale, transfer or other disposition of all or substantially all of its or their business and assets.

(c)                                  The Parent or the Company, as applicable, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent or the Company expressly to assume and agree to perform under this Agreement in the same manner and to the same extent that the Parent or the Company would have been required to perform it if no such succession had taken place, except under circumstances in which such assumption occurs by operation of law.  As used in this Agreement, “Parent” and “Company” shall mean both the Parent and the Company as defined above and any such successor of the Parent or the Company, as applicable, that assumes and agrees to perform this Agreement, by operation of law or otherwise.

8.                                      Indemnification.  The Executive shall be entitled to defense by and full indemnification from the Parent or the Company for any claims brought against him based on any alleged act or omission related in any way to the Executive’s employment by the Parent or the Company to the maximum extent permitted under applicable law and the Parent’s and/or the Company’s bylaws. In addition, during the term of the Executive’s employment, the Executive shall be covered under any directors’ and officers’ insurance policy maintained by the Parent or the Company.

9.                                      Post-Termination Assistance.  After the termination of the Executive’s employment for any reason, for so long as the Executive is receiving any payments pursuant to this Agreement, the Executive shall cooperate, at the reasonable request of the Parent or the Company or any of their respective subsidiaries, (i) in the transition of any matter for which the Executive had authority or responsibility during the Employment Period, or (ii) with respect to any other matter involving the Parent or the Company or any of their respective subsidiaries for which the Executive may be of assistance.  Any such cooperation required from the Executive shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.

10.                               Miscellaneous.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, applicable to agreements made and to be performed entirely within such state.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the Executive’s address as maintained by the Company.

If to the Parent or the Company:

Bellerophon Therapeutics LLC

Perryville III Corporate Park

53 Frontage Road, Third Floor

Hampton, New Jersey 08827

with a copy to:

New Mountain Capital, LLC

787 Seventh Avenue, 49th Floor

New York, New York 10019

Attention:  Matthew Holt

or to such other address as either party furnishes to the other in writing in accordance with this Section 10.  Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law, and the invalid or unenforceable provision shall be deemed to have been redrafted as if in the original, so as to be valid and enforceable to the maximum extent permissible under applicable law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The failure of the Executive or the Parent or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                   The Executive and the Parent and the Company acknowledge that this Agreement represents the complete agreement between the parties and supersedes any other agreement between them concerning the subject matter hereof.  This Agreement may not be modified except by express written agreement between the parties.

(g)                                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

(h)                                 Whenever this Agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may designate by written notice to the Company.  The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

(i)                                     The Executive represents and warrants to the Parent and the Company that this Agreement is legal, valid and binding upon the Executive and the execution of this Agreement and the performance of the Executive’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Executive is a party (including, without limitation, any other employment agreement). The Parent and Company represent and warrant to the Executive that this Agreement is legal, valid and binding upon the Parent and the Company, as applicable and the execution of this Agreement and the performance of the Parent’s or the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Parent or Company, as applicable, is a party.

(j)                                    Neither the Executive, his legal representative nor any beneficiary designated by the Executive shall have any right, without the prior written consent of the Parent and the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Parent or the Company.

(k)                                 Each party (i) hereby irrevocably submits itself to and acknowledges and recognizes the jurisdiction of the courts of the State of New Jersey in the County of Hunterdon (which court, together with all applicable appellate courts, for purposes of this Agreement, are the only “courts of competent jurisdiction”), for the purpose of any suit, action or other proceeding arising out of, under, or in connection with, relating to, or based upon this Agreement, (ii) agrees that any service of process in connection with any such suit, action or other proceeding may be made upon it by means of the United States mail or such other service as may be authorized by any such court, (iii) agrees that the courts of competent jurisdiction shall be the sole and exclusive courts and forums for the purpose of any such suit, action or proceeding and (iv) waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of courts of competent jurisdiction, that such suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party.

(l)                                     Each of the parties has been represented by counsel (or has had the opportunity to be so represented) in the negotiation and preparation of this Agreement.  The parties agree that this Agreement is to be construed as jointly drafted.  Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(m)                             The Executive acknowledges and agrees that the Company may satisfy its obligations to make payments to the Executive under this Agreement by causing one or more of its subsidiaries to make such payments to the Executive.  The Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge the Company’s obligation to make such payment to the Executive hereunder (but only to the extent of such payment).

(n)                                 Notwithstanding the termination of this Agreement, the provisions of Sections 5 (as applicable), 6, 7, 8, 9 and 10 of the Agreement shall continue in full force and effect and remain fully binding upon the parties.

[signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Parent and the Company have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Jonathan M. Peacock
Jonathan M. Peacock

Bellerophon Therapeutics LLC

By:	/s/ Manesh Naidu
By:	Manesh Naidu
Title:	Vice President and Chief Business Officer

Bellerophon Services, Inc.

By:	/s/ Manesh Naidu
By:	Manesh Naidu
Title:	Vice President and Chief Business Officer

Exhibits:

A:  Form of Waiver and Release of Claims

B:  Disclosed Work Product and Business Opportunities

Exhibit A
Form of Waiver and Release of Claims

WAIVER AND RELEASE OF CLAIMS

1.                                      General Release.  In consideration of the payments and benefits to be made under the Amended and Restated Employment Agreement, dated as of June 20, 2014, to which Bellerophon Therapeutics LLC (the “Parent”), Bellerophon Services, Inc. (the “Company”) and Jonathan M. Peacock (the “Executive”) are parties (the “Employment Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Parent and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)                                 rights of the Executive under this Waiver and Release of Claims and Section 5 of the Employment Agreement;

(b)                                 rights of the Executive relating to equity awards held by the Executive as of his date of termination;

(c)                                  the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Agreement;

(d)                                 rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any

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Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)                                  claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy;

(f)                                   claims for the reimbursement of unreimbursed business and other expenses incurred prior to the date of termination pursuant to applicable Company policy and the Employment Agreement;

(g)                                  claims that cannot be released or waived by law.

2.                                      No Admissions, Complaints or Other Claims.  The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3.                                      Application to all Forms of Relief.  Except as to those claims excluded from this Waiver and Release of Claims, this Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.                                      Specific Waiver.  The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5.                                      Voluntariness.  The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate.  The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.                                      Complete Agreement/Severability.  This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims.  All provisions and portions of this Waiver and Release of

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Claims are severable.  If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.                                      Acceptance and Revocability.  The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company.  This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it.  The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8.                                      Governing Law.  Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof.

Jonathan M. Peacock

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EXHIBIT B

Disclosed Work Product and Business Opportunities